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                                                                  Exhibit 12


             AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
            Computation of Ratio of Earnings to Fixed Charges
                               (Unaudited)



                                                         Six Months Ended
                                                             June 30,
                                                        2004          2003
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $332,954      $277,032
  Interest expense                                     284,561       279,841
  Implicit interest in rents                             8,990         9,034

Total earnings                                        $626,505      $565,907


Fixed charges:
  Interest expense                                    $284,561      $279,841
  Implicit interest in rents                             8,990         9,034

Total fixed charges                                   $293,551      $288,875


Ratio of earnings to fixed charges                        2.13          1.96